Exhibit 99.1

Contact:
Jason D. Feldman
Vice President, Investor Relations
203-363-7329
www.craneco.com

Crane Co. Reports First Quarter 2021 Results and Raises 2021 EPS Guidance

First Quarter 2021 Highlights
•GAAP earnings per diluted share (EPS) of $1.84.
•Excluding Special Items, EPS of $1.66 increased 44% compared to $1.15 in the first quarter of 2020.
•Raising GAAP EPS Guidance to $5.75-$5.95, from $4.95-$5.15.
•Raising EPS Guidance, excluding Special Items, to $5.65-$5.85, from $5.00-$5.20.

STAMFORD, CONNECTICUT - May 3, 2021 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported first quarter 2021 financial results and updated its full-year 2021 outlook.
Max Mitchell, Crane Co. President and Chief Executive Officer stated: “We delivered exceptionally strong results in the first quarter. Each of our three global strategic growth platforms delivered robust results ahead of expectations, with Crane Currency driving the most substantial outperformance in the quarter. Across all of our businesses and end markets, while uncertainty still exists, we continue to see strengthening underlying trends. In addition, we continue to drive growth above market rates through our consistent investment in technology and strategic growth initiatives. We are extremely well positioned to continue this outgrowth as end markets recover, and we expect strong operating leverage given our consistently solid execution. We look forward to providing additional details of our growth outlook specifically at Aerospace & Electronics during our upcoming May 26 virtual investor event."
"Considering our strong performance in the first quarter and improving market conditions, we are raising our adjusted EPS guidance by $0.65 to a range of $5.65-$5.85 reflecting a 50% year-over-year increase in adjusted EPS. We have clear momentum from strengthening markets, as well as increasing traction with our growth initiatives, and I am confident that we are on a path to generate substantial and sustainable value for all of our stakeholders.”
First Quarter 2021 Results
First quarter 2021 GAAP earnings per diluted share (EPS) of $1.84, compared to $1.05 in the first quarter of 2020. First quarter 2021 GAAP EPS included an $0.18 gain primarily related to the sale of real estate. Excluding Special Items, first quarter 2021 EPS was $1.66, compared to $1.15 in the first quarter of 2020. (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)
First quarter 2021 sales were $834 million, an increase of 5% compared to the first quarter of 2020. The sales increase was comprised of a $25 million, or 3%, benefit from favorable foreign exchange, a $5 million, or 1%, increase in core sales, and a $5 million, or 1%, benefit from an acquisition.

First quarter 2021 operating profit was $146 million, compared to $89 million in the first quarter of 2020. Operating profit margin was 17.6%, compared to 11.1% last year, with the improvement driven primarily by benefits of 2020 cost actions, productivity, and continued strong performance at Crane Currency. Excluding Special Items, first quarter 2021 operating profit was $135 million, compared to $96 million last year. Excluding Special Items, operating profit margin was 16.2%, compared to 12.0% last year. (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)

	First Quarter		Change
(dollars in millions)	2021	2020	$	%
Net sales	$834	$798	$36	5%
Core sales			5	1%
Foreign exchange			25	3%
Acquisitions, net			5	1%

Operating profit	$146	$89	$58	65%
Operating profit, before special Items (adjusted)*	$135	$96	$38	40%

Operating profit margin	17.6%	11.1%		650bps
Operating profit margin, before special items (adjusted)*	16.2%	12.0%		420bps
*Please see the attached Non-GAAP Financial Measures tables
Cash Flow and Other Financial Metrics
Cash provided by operating activities in the first quarter of 2021 was $50 million, compared to a use of $36 million in the first quarter of 2020. Capital expenditures in the first quarter of 2021 were $5 million, compared to $8 million last year. First quarter 2021 free cash flow (cash provided by operating activities less capital spending) was positive $45 million and compared to negative $43 million last year.
During the first quarter, we received cash proceeds of $15 million from the sale of real estate in Long Beach, California that was recorded as cash from investing activities, and consequently, excluded from free cash flow. The property sale was enabled by prior repositioning activities that relocated our Long Beach manufacturing operations to other facilities. Since 2017, we have received proceeds from the sale of real estate and other assets facilitated by repositioning activities of approximately $47 million.
The Company held cash and short-term investments of $588 million at March 31, 2021, compared to $581 million at December 31, 2020. Total debt was $1,190 million at March 31, 2021, compared to $1,219 million at December 31, 2020.
On April 15, 2021, the company repaid its $343 million 364-day term loan. As this repayment was subsequent to the end of the first quarter, it is not reflected in our cash or debt balances as of March 31, 2021.

First Quarter 2021 Segment Results
All comparisons detailed in this section refer to operating results for the first quarter 2021 versus the first quarter 2020.
Fluid Handling

	First Quarter		Change
(dollars in millions)	2021	2020	$	%
Net sales	$288	$257	$31	12%
Core sales			15	6%
Foreign exchange			12	5%
Acquisitions, net			5	2%

Operating profit	$50	$28	$22	78%
Operating profit, before special Items (adjusted)*	$39	$31	$8	24%

Operating profit margin	17.4%	10.9%		650bps
Operating profit margin, before special items (adjusted)*	13.4%	12.2%		120bps
*Please see the attached Non-GAAP Financial Measures tables
Sales of $288 million increased $31 million, or 12%, driven by a $15 million, or 6%, increase in core sales, a $12 million, or 5%, benefit from favorable foreign exchange, and a $5 million, or 2%, benefit from an acquisition. Operating profit margin increased to 17.4%, compared to 10.9% last year, primarily reflecting a gain on the sale of real estate, productivity, benefits from 2020 cost actions, and the impact of higher sales volumes. Excluding Special Items, operating margin increased to 13.4%, compared to 12.2% last year. Fluid Handling order backlog was $325 million at March 31, 2021, compared to $313 million at December 31, 2020, and compared to $293 million at March 31, 2020.
Payment & Merchandising Technologies

	First Quarter		Change
(dollars in millions)	2021	2020	$	%
Net sales	$338	$297	$40	13%
Net sales, including acquisition-related deferred revenue*	338	300	38	13%
Core sales			27	9%
Foreign exchange			13	4%

Operating profit	$86	$26	60	225%
Operating profit, before special Items (adjusted)*	$85	$31	55	176%

Operating profit margin	25.4%	8.9%		1,650bps
Operating profit margin, before special items (adjusted)*	25.3%	10.3%		1,500bps
*Please see the attached Non-GAAP Financial Measures tables

Sales of $338 million increased $40 million, or 13%, driven by a $27 million, or 9%, increase in core sales, and a $13 million, or 4%, benefit from favorable foreign exchange. Operating profit margin increased to 25.4%, from 8.9% last year, primarily reflecting continued strong performance at Crane Currency, productivity, and benefits from 2020 cost actions. Excluding Special Items, operating profit margin increased to 25.3%, from 10.3% last year.
Aerospace & Electronics

	First Quarter		Change
(dollars in millions)	2021	2020	$	%
Net sales	$154	$193	$(39)	(20%)

Operating profit	$26	$44	$(18)	(41%)

Operating profit margin	16.9%	22.7%		(580bps)
Sales of $154 million decreased $39 million, or 20%. Operating profit margin declined to 16.9%, from 22.7% last year, primarily reflecting the impact of lower core volumes, partially offset by benefits from 2020 cost actions. Aerospace & Electronics' order backlog was $482 million at March 31, 2021, compared to $491 million at December 31, 2020, and compared to $548 million at March 31, 2020.
Engineered Materials

	First Quarter		Change
(dollars in millions)	2021	2020	$	%
Net sales	$54	$51	$3	6%

Operating profit	$6	$7	$(1)	(7%)

Operating profit margin	11.8%	13.6%		(180 bps)
Sales increased $3 million, or 6%. Operating margin declined to 11.8%, from 13.6% last year.
Updating Full Year Outlook

We are raising our 2021 full year GAAP EPS guidance to a range of $5.75-$5.95, compared to the prior range of $4.95-$5.15.

We are raising our 2021 full year EPS guidance excluding Special Items (adjusted) to a range of $5.65-$5.85, compared to the prior range of $5.00-$5.20. Revised guidance now assumes core sales growth of +4% to +6%, compared to the prior range of +2% to +4%. Additional details of our revised guidance are shown in the following table (Please see the attached non-GAAP Financial Measures tables.)

Full Year 2021 Guidance Details*
($ Millions, except per share amounts)	Prior Guidance (2/24/2021)	Updated Guidance
Net sales	$3,080	$3,185
Core sales growth	+2% to +4%	+4% to +6%
Acquisition benefit	~$5	~$5
FX translation	+1.5%	+2.5%
Diluted earnings per share, GAAP	$4.95 to $5.15	$5.75 to $5.95
Diluted earnings per share, non-GAAP (adjusted)	$5.00 to $5.20	$5.65 to $5.85
Operating cash flow	$340 to $370	$375 to $405
Capital expenditures	$75	$75
Free cash flow	$265 to $295	$300 to $330
Corporate expense	$65	$77
Adjusted tax rate	~21.5%	~$21.0%
Non-operating expense, net	$35	$31
Full-year diluted share count	~59 million	~59 million
*Please see the attached Non-GAAP Financial Measures tables
Additional Information
Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.
Conference Call
Crane Co. has scheduled a conference call to discuss the first quarter financial results on Tuesday, May 4, 2021 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website under Investors, Events & Presentations. Slides that accompany the conference call will be available on the Company’s website.
Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane Co. provides products and solutions to customers in the chemicals, oil & gas, power, automated payment solutions, banknote design and production and aerospace & defense markets, along with a wide range of general industrial and consumer related end markets. The Company has four business segments: Fluid Handling, Payment & Merchandising Technologies, Aerospace & Electronics and Engineered Materials. Crane Co. has approximately 11,000 employees in the Americas, Europe, the Middle East, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.
This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the management’s current beliefs, expectations, plans, assumptions and objectives regarding Crane Co.’s future financial performance and are subject to significant risks and uncertainties. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors, including risks and uncertainties related to the ongoing COVID-19 pandemic, that could cause actual results or outcomes to differ materially from those expressed or implied in these forward-looking statements. Such factors also include, among others: uncertainties regarding the extent and duration of the impact of the COVID-19 pandemic on many aspects of our business, operations and financial performance; changes in economic, financial and end-market conditions in the markets in which we operate; fluctuations in raw material prices; the financial condition of our customers and suppliers; economic, social and political instability, currency fluctuation and other risks of doing business outside of the United States; competitive pressures, including the need for technology improvement, successful new product development and introduction and any inability to pass increased costs of raw materials to customers; our ability to value and successfully integrate acquisitions, to realize synergies and opportunities for growth and innovation, and to attract and retain highly qualified personnel and key management; a reduction in congressional appropriations that affect defense spending and our ability to predict the timing and award of substantial contracts in our banknote business; adverse effects on our business and results of operations, as a whole, as a result of increases in asbestos claims or the cost of defending and settling such claims; adverse effects as a result of environmental remediation activities, costs, liabilities and related claims; investment performance of our pension plan assets and fluctuations in interest rates, which may affect the amount and timing of future pension plan contributions; and other risks noted in reports that we file with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and subsequent reports filed with the Securities and Exchange Commission. Crane Co. does not undertake any obligation to update or revise any forward-looking statements.

(Financial Tables Follow)

CRANE CO.
Income Statement Data
(in millions, except per share data)

	Three Months Ended March 31,
	2021	2020
Net sales:
Fluid Handling	$288.0	$256.7
Payment & Merchandising Technologies	337.5	297.4
Aerospace & Electronics	154.1	192.9
Engineered Materials	53.9	50.9
Total net sales	833.5	797.9

Operating profit:
Fluid Handling	49.9	28.0
Payment & Merchandising Technologies	85.9	26.4
Aerospace & Electronics	26.0	43.8
Engineered Materials	6.4	6.9
Corporate	(21.8)	(16.5)
Total operating profit	146.4	88.6

Interest income	0.4	0.4
Interest expense	(13.6)	(12.5)
Miscellaneous, net	3.9	3.8
Income before income taxes	137.1	80.3
Provision for income taxes	28.7	17.5
Net income attributable to common shareholders	$108.4	$62.8

Share data:
Earnings per diluted share	$1.84	$1.05

Average diluted shares outstanding	58.9	59.6
Average basic shares outstanding	58.2	58.8

Supplemental data:
Cost of sales	$513.6	$513.3
Selling, general & administrative	173.4	196.0
Acquisition-related and integration charges [1]	—	5.2
Repositioning related (gain) charges, net [1]	(11.7)	0.1
Depreciation and amortization [1]	31.6	29.9
Stock-based compensation expense [1]	6.3	5.8

[1] Amounts included within Cost of sales and/or Selling, general & administrative costs.

CRANE CO.
Condensed Balance Sheets
(in millions)

	March 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$578.4	$551.0
Accounts receivable, net	483.4	432.7
Current insurance receivable - asbestos	14.4	14.4
Inventories, net	436.9	438.2
Other current assets	129.3	137.4
Total current assets	1,642.4	1,573.7

Property, plant and equipment, net	574.5	600.4
Long-term insurance receivable - asbestos	70.0	72.5
Other assets	704.5	733.3
Goodwill	1,595.1	1,609.0
Total assets	$4,586.5	$4,588.9

Liabilities and equity
Current liabilities
Short-term borrowings	$346.9	$375.7
Accounts payable	233.6	218.4
Current asbestos liability	66.5	66.5
Accrued liabilities	374.7	395.9
Income taxes	12.9	0.1
Total current liabilities	1,034.6	1,056.6

Long-term debt	843.2	842.9
Long-term deferred tax liability	49.1	53.6
Long-term asbestos liability	590.3	603.6
Other liabilities	471.3	501.1

Total equity	1,598.0	1,531.1
Total liabilities and equity	$4,586.5	$4,588.9

CRANE CO.
Condensed Statements of Cash Flows
(in millions)

	Three Months Ended March 31,
	2021	2020
Operating activities:
Net income attributable to common shareholders	$108.4	$62.8
Gain on sale of property	(12.7)	—
Depreciation and amortization	31.6	29.9
Stock-based compensation expense	6.3	5.8
Defined benefit plans and postretirement credit	(1.7)	(1.8)
Deferred income taxes	0.3	6.1
Cash used for operating working capital	(54.8)	(123.7)
Defined benefit plans and postretirement contributions	(15.8)	(1.5)
Environmental payments, net of reimbursements	(1.5)	(2.7)
Other	0.9	1.3
Subtotal	61.0	(23.8)
Asbestos related payments, net of insurance recoveries	(10.8)	(11.7)
Total provided by (used for) operating activities	50.2	(35.5)

Investing activities:
Payments for acquisitions, net of cash acquired	—	(172.0)
Proceeds from disposition of capital assets	14.5	2.4
Capital expenditures	(4.9)	(7.8)
Purchase of marketable securities	(10.0)	—
Proceeds from sale of marketable securities	30.0	—
Total provided by (used for) investing activities	29.6	(177.4)

Financing activities:
Dividends paid	(25.0)	(25.5)
Reacquisition of shares on open market	—	(70.0)
Stock options exercised, net of shares reacquired	7.2	0.1
Proceeds from issuance of commercial paper with maturities greater than 90 days	—	170.0
Repayments of commercial paper with maturities greater than 90 days	(27.1)	—
Net proceeds from issuance of commercial paper with maturities of 90 days or less	—	14.5
Net borrowings under revolving credit facility	—	45.2
Total (used for) provided by financing activities	(44.9)	134.3

Effect of exchange rate on cash and cash equivalents	(7.5)	(12.5)
Increase (decrease) in cash and cash equivalents	27.4	(91.1)
Cash and cash equivalents at beginning of period	551.0	393.9
Cash and cash equivalents at end of period	$578.4	$302.8

CRANE CO.
Order Backlog
(in millions)

	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Fluid Handling	$325.4	$313.4	$304.8	$298.6	$293.4
Payment & Merchandising Technologies	337.0	347.6	270.1	285.5	326.3
Aerospace & Electronics	481.6	491.2	498.1	505.7	547.5
Engineered Materials	17.0	12.8	11.1	10.1	10.8
Total backlog	$1,161.0	$1,165.0	$1,084.1	$1,099.9	$1,178.0

CRANE CO.
Non-GAAP Financial Measures
(in millions, except per share data)

	Three Months Ended March 31,
	2021		2020		% Change
	$	Per Share	$	Per Share	(on $)
Net sales (GAAP)	$833.5		$797.9		4.5%
Acquisition-related deferred revenue[1]	—		2.5
Net sales before special items (adjusted)	$833.5		$800.4		4.1%

Operating profit (GAAP)	$146.4		$88.6		65.2%
Operating profit margin (GAAP)	17.6%		11.1%

Special items impacting operating profit:
Acquisition-related deferred revenue [1]	—		2.5
Acquisition-related and integration charges	—		5.2
Repositioning related (gain) charges, net	(11.7)		0.1
Operating profit before special items (adjusted)	$134.7		$96.4		39.7%
Operating profit margin before special items (adjusted)	16.2%		12.0%

Net income attributable to common shareholders (GAAP)	$108.4	$1.84	$62.8	$1.05	72.6%

Special items, net of tax, impacting net income attributable to common shareholders:
Acquisition-related deferred revenue [1]	—		1.9	0.03
Acquisition-related and integration charges	—		3.9	0.07
Repositioning related (gain) charges, net	(10.8)	(0.18)	0.2	0.00
Net income, net of tax, attributable to common shareholders before special items (adjusted)	$97.6	$1.66	$68.8	$1.15	41.9%

Special items impacting provision for income taxes:
Provision for income taxes (GAAP)	$28.7		$17.5
Tax effect of acquisition-related deferred revenue [1]	—		0.6
Tax effect of acquisition-related and integration charges	—		1.3
Tax effect of repositioning related (gain) charges, net	(0.9)		(0.1)
Provision for income taxes before special items (adjusted)	$27.8		$19.3

[1] Acquisition-related revenue that would otherwise be recognized but for the purchase accounting treatment of acquisitions.
Totals may not sum due to rounding

CRANE CO.
Non-GAAP Financial Measures, by Segment
(in millions)

Three Months Ended March 31, 2021	Fluid Handling	Payment & Merchandising Technologies	Aerospace & Electronics	Engineered Materials	Corporate	Total Company
Net sales (GAAP)	$288.0	$337.5	$154.1	$53.9	$—	$833.5

Operating profit (GAAP)	49.9	85.9	26.0	6.4	(21.8)	146.4
Operating profit margin (GAAP)	17.4%	25.4%	16.9%	11.8%		17.6%

Special items impacting operating profit:
Repositioning related gain, net	(11.2)	(0.5)	—	—	—	(11.7)
Operating profit before special items (adjusted)	$38.7	$85.4	$26.0	$6.4	$(21.8)	$134.7
Operating profit margin before special items (adjusted)	13.4%	25.3%	16.9%	11.8%		16.2%

Three Months Ended March 31, 2020
Net sales (GAAP)	$256.7	$297.4	$192.9	$50.9	$—	$797.9
Acquisition-related deferred revenue[1]	—	2.5	—	—	—	2.5
Net sales before special items (adjusted)	$256.7	$299.9	$192.9	$50.9	$—	$800.4

Operating profit (GAAP)	$28.0	$26.4	$43.8	$6.9	$(16.5)	$88.6
Operating profit margin (GAAP)	10.9%	8.9%	22.7%	13.6%		11.1%

Special items impacting operating profit:
Acquisition-related deferred revenue[1]	—	2.5	—	—	—	2.5
Acquisition-related and integration charges	1.9	3.2	—	—	0.1	5.2
Repositioning related charges (gain), net	1.3	(1.2)	—	—	—	0.1
Operating profit before special items (adjusted)	$31.2	$30.9	$43.8	$6.9	$(16.4)	$96.4
Operating profit margin before special items (adjusted)	12.2%	10.3%	22.7%	13.6%		12.0%

[1] Acquisition-related revenue that would otherwise be recognized but for the purchase accounting treatment of acquisitions.
Totals may not sum due to rounding

CRANE CO.
Full Year Guidance
(in millions, except per share data)

2021 Earnings per Share Guidance	Low	High
Earnings per diluted share (GAAP)	$5.75	$5.95
Special items impacting earnings per share:
Repositioning gains, net	(0.10)	(0.10)
Earnings per diluted share before special items (adjusted)	$5.65	$5.85

	Three Months Ended March 31,		2021 Guidance
Cash Flow Items	2021	2020	Low	High
Cash provided by (used for) operating activities before asbestos-related payments	$61.0	$(23.8)	$420.0	$450.0
Asbestos-related payments, net of insurance recoveries	(10.8)	(11.7)	(45.0)	(45.0)
Cash provided by (used for) operating activities	50.2	(35.5)	375.0	405.0
Less: Capital expenditures	(4.9)	(7.8)	(75.0)	(75.0)
Free cash flow	$45.3	$(43.3)	$300.0	$330.0

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Certain non-GAAP measures are provided in this presentation. Management believes that non-GAAP financial measures which exclude certain non-recurring items present additional useful comparisons between current results and results in prior operating periods. Specifically, management believes that, when considered together with reported amounts, these non-GAAP measures are useful to investors and management in understanding ongoing operations and by providing a clearer view of the underlying trends of the business. In addition, Free Cash Flow provides supplemental information to assist investors and management in analyzing the Company’s ability to generate liquidity from its operating activities. The measure of Free Cash Flow does not take into consideration certain other non-discretionary cash requirements such as, for example, mandatory principal payments on the Company's long-term debt. Management uses non-GAAP financial measures in evaluating the Company's core operating results and financial performance. Non-GAAP financial measures, which may be inconsistent with similarly captioned measures presented by other companies, should be viewed as a supplement to, and not as a substitute for or superior to, the Company’s reported results prepared in accordance with GAAP. Reconciliations of the Company’s non-GAAP financial measures to the most directly comparable GAAP results are included in the tables at the end of this press release.